Exhibit 99.1

Investor Relations Contact

Tim Smith, 703-854-0348

For immediate release	Media Contact
July 3, 2012	Meghan Lublin, 703-854-0299

Sunrise Senior Living Completes Agreement to Transfer Seven Sunrise Communities to New

Joint Venture

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that on June 29, 2012, it closed on an agreement with CHT Partners, LP, a subsidiary of CNL Healthcare Trust, Inc. (“CHT”), forming a new joint venture to which Sunrise contributed seven consolidated communities containing 687 units and CHT contributed approximately $57 million.  The new joint venture is owned approximately 55 percent by CHT and approximately 45 percent by Sunrise Senior Living Investments, Inc., a subsidiary of Sunrise Senior Living, Inc., with a gross valuation of approximately $226 million.

In connection with the transaction, approximately $50 million of CHT’s contribution was used to pay down existing financing on certain of the communities transferred to the new joint venture.  Sunrise received approximately $5 million in cash at the closing of the transaction.

Sunrise CEO Mark Ordan commented: “We are pleased once again to partner with CNL, and to complete this transaction, which gives us approximately $5 million in cash, and further strengthens our balance sheet and Sunrise overall.”

See below for key transaction terms and statistics relating to the new joint venture portfolio.

Transaction Benefits

•                  Two core stabilized Sunrise mansions with additional upside from five communities transitioning from lease up to stabilized: Average unit occupancy for the seven communities was 84.3% for the three months ended March 31, 2012.  Average unit occupancy was up 1170 basis points for the first-quarter 2012 over the first-quarter 2011 and net operating income for the first quarter of 2012 increased 41 percent over the first quarter of 2011.

•                  Exceptional financing execution:  the Company secured excellent financing with favorable debt and equity terms.  The new debt refinanced two pools of existing debt on five of the communities.  The first pool was under a forbearance agreement that was scheduled to mature in January 2013, and the second pool was scheduled to mature in October 2012.  The Company was obligated to the prior lender on an operating deficit guarantee with respect to the second pool, but as a result of the refinancing, Sunrise has been released from such obligation.

•                  Long-term management contract: the Company secured a long-term management agreement with a 6 percent management fee and the unlimited ability to cure any performance shortfalls in the NOI threshold test that starts in 2014.

•                  Future asset control: the joint venture agreement provides certain purchase options and buyout rights, which if exercised in the future, will allow the Company to control the assets outright.

Key Joint Venture Terms

Portfolio Valuation:	Approximately $226M
Sunrise Equity Value:	Approximately $46M (45%)
CHT Equity Value:	Approximately $57M (55%)
CHT Preference on Net Cash Flow:	11.0% annual return on equity (year 1-7) Pro-rata (year 8+)
SRZ Buyout Option:	Sunrise can buy out CHT interest during years 4 through 7 for a price equating to a 13% IRR to CHT
Buy/Sell Rights:	Either party can initiate traditional buy/sell rights beginning in year 8

Key Financing Terms

Principal Balances:	$55M and $70M
Loan Maturities:	$55M (March 2019), $70M (June 2019)
Interest Rate:	$55M (4.66%), $70M (5.25%)
Guarantees:	Standard non-recourse carve-outs only, made by Sunrise and CHT
Security:	First lien mortgages and equity pledges on all 7 properties in cross-collateralized pool
Prepayment Option:	Subject to yield maintenance

Key Management Terms

Management Length:	30 year term
Management Fee:	6% of Revenue
Performance Termination:	NOI-based termination right begins 2014; Sunrise has unlimited cure rights

Key Property Characteristics

Number of Properties	7
Unit Capacity	687
Average Age	< 5 years
SRZ purpose built mansions:	7 out of 7
Markets:	Washington DC, Santa Monica, Baton Rouge, New Orleans, Phoenix, Louisville, Chicago
Unit Mix Breakout:	AL (54.4%) / ALZ (26.8%) / IL (18.8%)

Key Financial Statistics

Avg Unit Occ% (Q1 2012)	84.30%
Total Avg Daily Rate (Q1 2012)	$220.81
Total Revenue (‘000s)*	$46,831
6% Management Fee (‘000s)	$2,810
NOI w/ 6% MF (‘000s)*	$13,776
NOI Margin	29.4%

*March 2012 YTD Annualized by dividing by 91 and multiplying by 366.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,600 people. As of March 31, 2012, Sunrise operated 308 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 30,300 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

About CNL Healthcare Trust

CNL Healthcare Trust, Inc. is an investment offering that acquires properties in the senior housing and healthcare sectors, although it may also acquire other income-producing properties. The company intends to qualify as a non-traded real estate investment trust. CNL Financial Group, LLC is the sponsor of CNL Healthcare Trust. For more information, visit www.CNLHealthcareTrust.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to; the risk that we may not be able to successfully execute our plan to sell certain assets mortgaged pursuant to our German restructure transaction or the net sale proceeds of the mortgaged North American properties may not be sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transactions when such payment is required in October 2012; the risk that we may be unable to reduce expenses and generate positive operating cash flows; the risk of future obligations to fund guarantees to some of our ventures and lenders to the ventures; the risk of further write-downs or impairments of our assets; the risk that we are unable to obtain waivers, cure or reach agreements with respect to existing or future defaults under our loan, venture and construction agreements; the risk that we will be unable to repay, extend or refinance our indebtedness as it matures, or that we will not comply with loan covenants; the risk that our ventures will be unable to repay, extend or refinance their indebtedness as it matures, or that they will not comply with loan covenants creating a foreclosure risk to our venture interest and a termination risk to our management agreements; the risk that we are unable to continue to recognize income from refinancings and sales of communities by ventures; the risk of declining occupancies in existing communities or slower than expected leasing of newer communities; the risk that we are unable to extend leases on our operating properties at expiration; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; the risk that our management agreements can be terminated in certain circumstances due to our failure to comply with the terms of the management agreements or to fulfill our obligations thereunder; the risk that ownership of the communities we manage is heavily concentrated in a limited number of business partners; the risk that our current and future investments in ventures could be adversely affected by our lack of sole decision-making authority, our reliance on venture partners’ financial condition, any disputes that may arise between us and our venture partners and our exposure to potential losses from the actions of our venture partners; the risk related to operating international communities that could adversely affect those operations and thus our profitability and operating results; the risk from competition and our response to pricing and promotional activities of our competitors; the risk that liability claims against us in excess of insurance limits could adversely affect our financial condition and results of operations including publicity surrounding some claims that may damage our reputation, which would not be covered by insurance; the risk of not complying with government regulations; the risk of new legislation or regulatory developments; the risk of changes in interest rates; the risk of unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, downturns in the housing market, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; the risks associated with the ownership and operation of assisted living and independent living communities; other risk factors contained in the Company’s Form 10-K filed with the SEC on March 1, 2012, as amended on March 15, 2012, and as may be amended or supplemented in our Form 10-Q filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to “Sunrise,” the “Company,” “we,” “us” and “our” mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.